Exhibit 99.1

      Pope & Talbot Announces Results for First Quarter of 2007


    PORTLAND, Ore.--(BUSINESS WIRE)--May 10, 2007--Pope & Talbot, Inc.
(NYSE:POP):

    Financial Highlights for First Quarter of 2007:

    -- First quarter 2007 net loss widens to $1.15 per share from $0.49 in first quarter of 2006

    -- Wood Products average cost of lumber per board feet sold decreased from the fourth quarter of 2006, after adjusting for effect of one-time lumber import duty refund

    -- Pulp revenues of $114.6 million increased 3 percent from the first quarter of 2006

    -- Pulp production of 182,800 tons decreased 13 percent and 10 percent from the first and fourth quarters of 2006, respectively

    Pope & Talbot, Inc. (NYSE:POP) today reported a net loss of $18.6 million for the first quarter of 2007 compared with a net loss of $8.0 million for the first quarter of 2006. The net loss for the first quarter of 2007 was $1.15 per share on 16.3 million shares, compared with a net loss of $0.49 per share for the first quarter of 2006 on
16.2 million shares. Revenues were $200.5 million for the first quarter of 2007 compared with $223.0 million for first quarter of 2006. For the fourth quarter of 2006, the Company earned $88.1 million or $5.41 per share on revenues of $190.0 million. The fourth quarter results reflect non-recurring lumber import duty refunds of $113.3 million of which $12.1 million related to duties expensed in 2006 and recorded as a reduction to Wood Products cost of sales, and interest income of $14.2 million earned on the duty refunds. As a result of the Company's adoption of a recently issued accounting pronouncement for planned major maintenance activities, the first quarter 2006 net loss is lower by $4.9 million and fourth quarter 2006 net income is higher by $5.2 million than amounts previously reported.

    The Company's operating performance declined in the first quarter of 2007 compared to both the first and fourth quarters of 2006. In the first quarter of 2007, the Company's operating loss was $14.7 million and earnings before interest, taxes, depreciation and amortization (EBITDA) were negative $4.4 million, as compared with an operating loss of $2.8 million and EBITDA of $8.1 million for the first quarter of 2006. For the fourth quarter of 2006, operating income was $98.5 million and EBITDA was $108.9 million. Excluding the effects of the lumber import duty refunds, the fourth quarter operating loss was $11.1 million and EBITDA was negative $0.7 million. The decrease in operating performance reflects lower contributions from both the pulp and wood products divisions, partially offset by a decrease in selling general and administrative (SG&A) expenses.

    The Company was in compliance with the covenants of its senior secured credit agreement as of March 31, 2007. EBITDA, as defined under this agreement, was $32.4 million for the four quarters ended March 31, 2007. Until lumber market conditions improve, the Company will continue to be challenged by low lumber prices in the Wood Products business and raw material cost and availability issues in the Pulp business. Moreover, expenses in the second quarter of 2007 will include the cost of the planned annual maintenance shutdown of the Company's Nanaimo pulp mill, estimated to be approximately $10.0 million, whereas the first quarter of 2007 Halsey pulp mill maintenance shutdown expense was $3.0 million. Second quarter EBITDA will be further adversely affected by a mechanical failure in the Kamyr digester at the Mackenzie pulp mill in April 2007 that resulted in 14 days of lost production. Accordingly, based on current estimates, the Company does not expect sufficient second quarter EBITDA to remain in compliance with the EBITDA covenant for the four-quarter period ended June 30, 2007. Further, the Company believes it is unlikely to be in compliance with the EBITDA covenant for the periods ending September 30, 2007 and December 31, 2007. The Company is currently engaged in discussions with its senior lenders regarding the issuance of an amendment or waiver of this covenant for the applicable periods.

    "While the operational results for this quarter represent a significant setback, they underscore the necessity of focusing our near-term efforts on repositioning the company to weather the downturn," said Harold Stanton, President and Chief Executive Officer. "With the support of our senior lenders, we should be able to endure the challenges of the current market environment."

Selected Statistics
-----------------------------------
                                       First Quarter
                                    ------------------- Fourth Quarter
                                      2007      2006         2006
                                    ------------------- --------------
Sales Volumes (thousands):
Pulp (metric tons)                   174,500   207,100        177,800
Lumber (thousand board feet)         209,100   244,000        187,600

Production Volumes (thousands):
Pulp (metric tons)                   182,800   209,700        202,600
Lumber (thousand board feet)         239,200   253,100        208,600

Average Price Realizations: (A)
Pulp (metric tons)                  $    657  $    535   $        644
Lumber (thousand board feet)        $    320  $    407   $        328

Notes:
(A) Gross invoice price less trade discounts.

    Pulp

    Pope & Talbot's first quarter revenues for Pulp increased 3 percent to $114.6 million, compared with the same period a year ago due to an increase in average price realized, partially offset by a decrease in tons shipped of 16 percent. Shipments for the first quarter of 2007 and 2006 were 174,500 metric tons and 207,100 metric tons, respectively. The reduction in shipments was primarily due to lower production for the current quarter combined with transportation issues arising from the Canadian National Railway strike. The first quarter of 2007 revenues were comparable to fourth quarter of 2006 revenues of $114.5 million.

    Pulp generated an operating loss of $1.7 million for the first quarter of 2007, as compared with operating income of $1.8 million and $9.2 million for the first and fourth quarters of 2006, respectively. EBITDA for the first quarter of 2007 decreased to $5.0 million from $9.0 million and $16.4 million for the first and fourth quarters of 2006, respectively. The reduction in contribution was primarily due to a significant increase in fiber costs and reduced production caused by fiber availability and quality issues as well as the planned maintenance shutdown of the Halsey pulp mill during the quarter. Fiber availability and quality have been severely impacted particularly by the steady decline of lumber prices in 2006 and lack of price recovery during the current year, causing some U.S. and Canadian sawmills to curtail or cease production. Pulp segment results for the first and fourth quarters of 2006 were increased by $4.9 million and $5.2 million, respectively, as compared with previously reported results, to reflect the Company's adoption of a recently issued accounting pronouncement for planned major maintenance activities.

    Pulp production totaled 182,800 metric tons in the first quarter of 2007, compared with 209,700 and 202,600 metric tons in the first and fourth quarters of 2006, respectively. In the first quarter of 2007, the Company's Halsey pulp mill took 20 days of downtime for its planned maintenance outage, resulting in a reduction of approximately 11,000 metric tons produced. The Company estimates that approximately 10,000 metric tons of production was lost at its Canadian pulp mills for the first quarter of 2007 due to wood chip and sawdust availability and quality issues.

    Wood Products

    Pope & Talbot's first quarter revenues for Wood Products of $85.9 million decreased 23 percent from the same period a year ago, primarily due to lower average lumber prices, which decreased 21 percent to $320 per thousand board feet from $407 per thousand board feet for the first quarter of 2006. Shipments for the first quarter decreased 14 percent to 209.1 million board feet from 244.0 million in the first quarter of 2006. Wood Product revenues for the quarter increased by 14 percent compared with the fourth quarter of 2006, primarily due to an increase in shipments of 11 percent up from 187.6 million board feet. Also contributing was an increase in by-product revenues primarily due to increases in the price and volume of chips sold stemming from reduced wood chip supply produced by the rest of the wood products industry.

    Wood Products generated an operating loss of $7.8 million for the first quarter of 2007, as compared with operating income of $0.7 million for the first quarter of 2006 and an operating loss of $1.1 million for the fourth quarter of 2006. EBITDA for the first quarter of 2007 was negative $4.5 million, whereas EBITDA was $3.6 million and $2.3 million for the first and fourth quarters of 2006, respectively. The reduction in contribution from a year ago was primarily due to a decrease in average sales price realized caused by the slump in demand for lumber products. The reduction in contribution from the prior quarter was due to the impact of a one-time receipt of $12.1 million in lumber import duty refunds which benefited the segment's cost of sales in the prior quarter, partially offset by improved contribution in the current quarter from the sale of chips and other by-products.

    Since October 12, 2006, the Company's lumber shipments to the United States have been subject to a 15% export tax. The benchmark Prevailing Monthly Price, as established by an average of the Random Lengths Framing Lumber Composite Index, has been below $315 for the entire period of the export tax.

    Lumber production in the first quarter of 2007 decreased 5 percent to 239.2 million board feet from 253.1 million board feet in the same quarter of 2006. The decrease in production as compared with the first quarter of 2006 primarily resulted from the planned reduction in Midway's operations beginning in the second quarter of 2006, which was partially offset by a shift in production to the Grand Forks sawmill. As compared with the fourth quarter production of 208.6 million board feet, production increased 15 percent primarily resulting from the return to normal operations for most of the mills after taking extended holiday downtime during the fourth quarter.

    Selling, General & Administrative

    SG&A expenses for the first quarter of 2007 decreased 3 percent to $9.5 million from $9.8 million in the same period of 2006, primarily due to a decrease in costs associated with financial consultants and legal services, and fees associated with certain financing arrangements that were terminated in June 2006, offset by an increase in audit and relocation fees, uninsured losses and insurance costs. SG&A expenses decreased $7.3 million compared with the fourth quarter of 2006. Included in the fourth quarter of 2006 was a $4.5 million increase in environmental reserves associated with two former sawmill locations and an increase of $3.2 million in employee incentive plan costs. After adjusting for these items, SG&A expenses increased by $0.4 million due to the factors discussed above.

    Capital

    In the first quarter of 2007, Pope & Talbot's capital expenditures were $5.2 million and depreciation and amortization was $10.1 million. Under the terms of its credit agreement, the Company's capital spending limit for 2007 is $32.8 million.

    At March 31, 2007, total debt was $344.0 million, an increase of $23.0 million from December 31, 2006. The increase in total debt primarily reflects the Company's build up of raw material and finished goods inventories for both operating segments. At March 31, 2007, the ratio of long-term debt to total capitalization was 77 percent, up from 73 percent at December 31, 2006.

    As of March 31, 2007, the Company had net working capital of $172.5 million, including cash and cash equivalents of $0.9 million, as compared with net working capital of $155.8 million and cash and cash equivalents of $19.1 million at December 31, 2006. At March 31, 2007, the Company was utilizing $23.5 million of its $75 million revolving facility for cash borrowings and $16.4 million for letters of credit, leaving $35.1 million of total revolver availability for further cash borrowings.

    "Seasonal inventory build up due to the upcoming break-up period is normal and can be expected; however, this situation was amplified by our need to secure sufficient raw materials for our pulp mills, unfortunately at higher costs, and by the CN rail strike, which caused a deferral of shipments and corresponding increases in finished good inventories," said Stanton. "We are currently in the process of working down these inventories, which should improve our liquidity position in due course."

    Pope & Talbot, Inc. will be holding a conference call on Friday, May 11, 2007, at 10:00 a.m. PDT (1:00 p.m. ET.) The call-in number is 706-645-9773 Conference ID: 8523145. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.

    The Company's financial performance depends on operating efficiencies and the prices it receives for its products, as well as other factors such as foreign exchange fluctuations. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A decrease in pricing may result in the Company taking downtime or other unanticipated actions at its manufacturing facilities. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    Pope & Talbot is a pulp and wood products company. The Company is based in Portland, Oregon and trades on the New York stock exchange under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include the U.S., Europe, Canada, South America, and the Pacific Rim. For more information on Pope & Talbot, Inc., please check our website at www.poptal.com.


                 POPE & TALBOT, INC. AND SUBSIDIARIES
               (Thousands except per share, unaudited)

                  CONSOLIDATED STATEMENTS OF INCOME

                                       First Quarter
                                    ------------------- Fourth Quarter
                                      2007     2006 (1)    2006 (1)
                                    --------- --------- --------------

Revenues:
  Pulp                              $114,604  $110,840   $    114,494
  Wood Products
    Lumber                            66,982    99,234         61,607
    Chips, logs and other             18,875    12,937         13,884
                                    --------- --------- --------------
        Total Wood Products           85,857   112,171         75,491
                                    --------- --------- --------------
            Total revenues           200,461   223,011        189,985
                                    --------- --------- --------------
Costs and expenses:
  Pulp cost of sales                 113,279   106,148        101,660
  Wood Products cost of sales         92,379   109,885         74,185
  Lumber duty refund for prior
   years                                   -         -       (101,209)
  Selling, general and
   administrative                      9,473     9,766         16,831
                                    --------- --------- --------------
Operating income (loss)              (14,670)   (2,788)        98,518
Interest expense                     (10,112)   (6,293)       (11,459)
Interest income                          467        53         14,716
Other income (loss)                      154       481           (332)
                                    --------- --------- --------------

Income (loss) before income taxes    (24,161)   (8,547)       101,443
Income tax expense (benefit)          (5,534)     (527)        13,350
                                    --------- --------- --------------
Net income (loss)                   $(18,627) $ (8,020)  $     88,093
                                    ========= ========= ==============

Net income (loss) per common share
 - basic and diluted                $  (1.15) $  (0.49)  $       5.41
                                    ========= ========= ==============

Average shares outstanding - basic
 and diluted                          16,268    16,236         16,270
                                    ========= ========= ==============


                     CONSOLIDATED BALANCE SHEETS

                                         March 31,
                                    -------------------  December 31,
                                      2007     2006 (1)      2006
                                    --------- --------- --------------
Assets:
  Current assets                    $298,848  $220,350   $    258,336
  Properties, net                    367,396   382,875        371,806
  Deferred charge                      6,596     7,373          6,847
  Other assets                        24,145    19,012         25,030
                                    --------- --------- --------------
    Total assets                    $696,985  $629,610   $    662,019
                                    ========= ========= ==============
Liabilities and stockholders'
 equity:
  Current portion of long-term debt $    476  $ 60,269   $        474
  Other current liabilities          125,894   111,674        102,030
  Long-term debt, excluding current
   portion                           343,570   270,662        320,476
  Deferred income tax liability,
   net                                20,628     8,610         15,689
  Other long-term liabilities        103,782    73,703        102,925
                                    --------- --------- --------------
    Total liabilities                594,350   524,918        541,594
  Stockholders' equity               102,635   104,692        120,425
                                    --------- --------- --------------
    Total liabilities and
     stockholder's equity           $696,985  $629,610   $    662,019
                                    ========= ========= ==============

Long-term debt to total
 capitalization                           77%       76%            73%
                                    ========= ========= ==============

Note 1 - Recast from amounts previously reported due to the Company's adoption of a recently issued accounting pronouncement for planned major maintenance activities.


                         SEGMENT INFORMATION

                                      First Quarter
                                   -------------------- Fourth Quarter
                                       2007      2006        2006
                                   ----------- -------- --------------
EBITDA: (A)
   Pulp                              $  4,956  $ 8,958      $  16,399
   Wood Products                       (4,537)   3,642          2,281
   Lumber duty refund for prior
    years                                   -        -        101,209
   General Corporate                   (4,850)  (4,535)       (11,020)
                                   ----------- -------- --------------
                                       (4,431)   8,065        108,869
                                   ----------- -------- --------------
Depreciation and amortization:
   Pulp                              $  6,677  $ 7,167      $   7,152
   Wood Products                        3,214    2,985          3,334
   General Corporate                      194      220            197
                                   ----------- -------- --------------
                                       10,085   10,372         10,683
                                   ----------- -------- --------------
Operating income (loss):
   Pulp                              $ (1,721) $ 1,791      $   9,247
   Wood Products                       (7,751)     657         (1,053)
   Lumber duty refund for prior
    years                                   -        -        101,209
   General Corporate                   (5,198)  (5,236)       (10,885)
                                   ----------- -------- --------------

   Operating income (loss)           $(14,670) $(2,788)     $  98,518
                                   =========== ======== ==============

Additional Information:
   Lumber import duties (refunds)    $      -  $ 5,800      $ (12,100)
   Lumber export taxes                  5,000        -          3,200
   Capital expenditures                 5,197    6,539          5,794

Notes:
(A)EBITDA equals net income (loss) before net interest expense, income tax provision (benefit) and depreciation and amortization. Segment EBITDA equals operating income (loss) before segment depreciation and amortization. EBITDA is a measure used by the Company's chief operating decision makers to evaluate operating performance on both a consolidated and segment-by-segment basis. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of the Company and its segments on an ongoing basis using criteria that are used by the Company's internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. For example, the Company believes that excluding items such as taxes and net interest expense enhances management's ability to assess and view the core operating trends in its segments. EBITDA is not a measure of the Company's liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the Company's liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of net interest expense and associated significant cash requirements, given the level of the Company's indebtedness; and the exclusion of depreciation and amortization which represent significant and unavoidable operating costs, given the capital expenditures needed to maintain the Company's businesses. Management compensates for these limitations by relying on GAAP results. The Company's measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

   The following table reconciles net income (loss) to EBITDA for the periods indicated:

                                      First Quarter
                                   -------------------- Fourth Quarter
                                       2007      2006        2006
                                   ----------- -------- --------------
                                               (thousands)
   Net income (loss)                 $(18,627) $(8,020)     $  88,093
   Interest expense (income), net       9,645    6,240         (3,257)
   Income tax provision (benefit)      (5,534)    (527)        13,350
   Depreciation and amortization       10,085   10,372         10,683
                                   ----------- -------- --------------

   EBITDA                            $ (4,431) $ 8,065      $ 108,869
                                   =========== ======== ==============


   The following table reconciles operating income (loss) to EBITDA for each of the Company's Pulp and Wood Products operating segments:

                                      First Quarter
                                   -------------------- Fourth Quarter
                                       2007      2006        2006
                                   ----------- -------- --------------
   Pulp                                        (thousands)
     Operating income                $ (1,721) $ 1,791      $   9,247
     Depreciation and amortization      6,677    7,167          7,152
                                   ----------- -------- --------------

     EBITDA                          $  4,956  $ 8,958      $  16,399
                                   =========== ======== ==============

   Wood Products
     Operating income (loss)         $ (7,751) $   657      $  (1,053)
     Depreciation and amortization      3,214    2,985          3,334
                                   ----------- -------- --------------

     EBITDA                          $ (4,537) $ 3,642      $   2,281
                                   =========== ======== ==============


   The Company's senior secured credit agreement subjects the Company to a financial covenant based on EBITDA. EBITDA is defined differently in the credit agreement and requires additional adjustments, among other items, to (i) eliminate any refunds of prior years lumber import duties, (ii) include income tax benefits recognized in any quarter, and (iii) exclude certain other non-cash income and expense items. EBITDA as defined in the credit agreement was $32.4 million for the four-quarter period ended March 31, 2007. The following table reconciles net income to credit agreement EBITDA for the four quarters ended March 31, 2007:

                                                        Four Quarters
                                                            Ended
                                                        March 31, 2007
                                                        --------------
                                                         (thousands)

   Net income                                               $  34,712
   Interest expense, net                                       25,319
   Loss on extinguishment of debt                               4,910
   Income tax provision (benefit)                               6,291
     Add back: quarterly income tax
      benefits recognized                                       7,059
   Depreciation and amortization                               41,873
   Lumber duty refunds for prior
    years                                                    (101,209)
   Refund of lumber import duties
    paid in first quarter of 2006                              (4,819)
   Other non-cash income and
    expenses:
     Net periodic benefit costs for
      pension and postretirement
      plans, net of benefits paid
      and cash contributions                                    4,477
     Net unrealized foreign
      exchange gains recognized in
      earnings                                                  3,715
     Environmental accruals                                     4,536
     Inventory write downs, net                                 4,253
     Stock compensation and other                               1,234
                                                        --------------

   Credit agreement EBITDA                                  $  32,351
                                                        ==============


      EFFECT OF NEW ACCOUNTING PRONOUNCEMENT & RECLASSIFICATIONS

In January 2007, the Company changed its method of accounting for planned major maintenance from the previously accepted method of allocating the cost over interim periods in the year in which they were incurred to the expense as incurred method. As required by GAAP, the Company has retrospectively applied the expense as incurred method to its 2006 income statement and segment operating results for interim periods. Additionally in January, the Company began presenting foreign currency transaction and remeasurement gains (losses) in non-operating income and expense. In prior periods, the Company had presented these items in cost of sales. The Company has reclassified the prior periods to be consistent with this presentation. The effect of these changes is summarized as follows:


                 Operating Income (Loss)       Net Income (Loss)
                -------------------------- ---------------------------
                    As          After          As          After
                Previously   Retrospective Previously   Retrospective
                 Reported    Application    Reported    Application
                ---------- --------------- ---------- ----------------
                             (thousands except per share)
2006
---------------
 First Quarter  $  (7,190)  $      (2,788) $ (12,903)   $     (8,020)
 Second Quarter    (3,379)        (10,474)   (14,508)        (21,825)
 Third Quarter      1,026          (1,742)   (10,161)        (12,929)
 Fourth Quarter    92,984          98,518     82,891          88,093


                       Earnings (Loss) Per
                      Basic & Diluted Share
                   ----------------------------
                        As           After
                   Previously     Retrospective
                    Reported      Application
               ---------------  ---------------
                 (thousands except per share)
2006
---------------
 First Quarter       $  (0.79)     $     (0.49)
 Second Quarter         (0.89)           (1.35)
 Third Quarter          (0.62)           (0.79)
 Fourth Quarter          5.09             5.41


                     Pulp - Operating            Wood Products -
                       Income (Loss)         Operating Income (Loss)
                --------------------------- --------------------------
                     As          After          As          After
                Previously    Retrospective Previously   Retrospective
                 Reported     Application    Reported    Application
                ----------- --------------- ---------- ---------------
                                     (thousands)
2006
---------------
 First Quarter     $(2,766)       $  1,791    $   812         $   657
 Second Quarter      3,967          (2,331)    (2,456)         (3,253)
 Third Quarter      13,105           9,515     (7,620)         (6,798)
 Fourth Quarter      3,879           9,247     (1,219)         (1,053)


    FOURTH QUARTER RESULTS ADJUSTED TO EXCLUDE LUMBER DUTY REFUNDS

Adjusted operating income for the fourth quarter of 2006 equals operating income excluding the non-recurring lumber duty refunds received in the fourth quarter and costs that resulted from the receipt of those refunds (principally incentive compensation resulting from achieving the Company's return on equity goal for the year). Adjusted EBITDA equals EBITDA (as described previously) excluding the same refunds and costs. The Company believes that Adjusted operating income and Adjusted EBITDA are meaningful measures for investors because the lumber import duty refunds had a very significant one-time impact that obscures the Company's recurring operating performance.

The following table reconciles actual operating income to adjusted operating loss for the fourth quarter of 2006:

                                                             Fourth
                                                             Quarter
                                                               2006
                                                           -----------
                                                           (thousands)
Operating income                                              $98,518
Current year lumber duty refund in cost of sales              (12,123)
Lumber duty refund for prior years                           (101,209)
Incentive compensation earned due to lumber duty refund         3,298
Other cost of sales related to lumber duty refund                 422
                                                           -----------

Adjusted operating loss                                      $(11,094)
                                                           ===========

The following table reconciles net income to Adjusted EBITDA for the fourth quarter of 2006:

                                                             Fourth
                                                             Quarter
                                                               2006
                                                           -----------
                                                           (thousands)

Net income                                                    $88,093
Interest income, net                                           (3,257)
Income tax provision                                           13,350
Depreciation and amortization                                  10,683
Current year lumber duty refund in cost of sales              (12,123)
Lumber duty refund for prior years                           (101,209)
Incentive compensation earned due to lumber duty refund         3,298
Other cost of sales related to lumber duty refund                 422
                                                           -----------

Adjusted EBITDA                                                 $(743)
                                                           ===========

    CONTACT: Pope & Talbot, Inc.
             Neil Stuart, 503-220-3777